Exhibit 99.1
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FOR IMMEDIATE RELEASE                                          Maxcor Financial
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            MAXCOR FINANCIAL GROUP INC. ANNOUNCES RECORD 2001 SECOND
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           QUARTER EARNINGS OF $2.72 MILLION, OR $.35 PER SHARE; ALSO
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               ANNOUNCES EXPANSION OF ITS STOCK REPURCHASE PROGRAM
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                2001 year-to-date earnings now at $.66 per share
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            2001 2Q net operating income increases to $2.15 million,
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                            from $308,000 in 2000 2Q
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    2001 2Q revenues increase by 22% to $44.14 million, from $36.23 million
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                                   in 2000 2Q
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           Stock repurchase program authority expanded to cover up to
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   an additional 709,082 shares, or 10% of currently outstanding common stock
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         (New York, New York - July 26, 2001) - Maxcor Financial Group Inc.
(Nasdaq: MAXF) today announced its second successive quarter of record-high earnings, achieving total net income of $2.72 million, or $.35 per share, for the quarter ended June 30, 2001, on the heels of its then-record first quarter earnings of $2.34 million, or $.30 per share.

         Revenues for the second quarter grew by approximately 22%, to $44.14 million, from revenues of $36.23 million for the comparison period in 2000, also on the heels of an approximately 10% growth in operating revenues for the first quarter of 2001 over the first quarter of 2000.

         Of the second quarter's $2.72 million in net income, $2.15 million reflects net operating income, with the balance of $570,000 reflecting the net benefit of non-recurring items, principally a one-time after-tax gain of $390,000 realized on the Company's previously-reported sale of its 15% equity interest in the Tokyo-based company, Yagi Euro Nittan. By comparison, for the three months ended June 30, 2000, the Company reported total net operating income of $308,000, or $.04 per share, and no material non-recurring items.

         On a year-to-date basis in 2001, the Company has earned $.66 per share, or total net income of $5.06 million, on total revenues of $89.83 million. These results reflect 120%, 97% and 12% increases, respectively, over the comparable results for the six months ended June 30, 2000, in which earnings were $.30 per share (including $.17 per share from a one-time after-tax net gain of $1.5 million related to the Company's first quarter 2000 restructuring activities), total net income was $2.57 million (including such one-time gain) and total revenues were $79.92 million (including $2.2 million of non-operating revenues associated with such one-time gain).

         The Company also announced that its Board of Directors has authorized the repurchase of up to an additional 709,082 shares, or 10% of its currently outstanding common stock, under its stock repurchase program that was originally commenced in May 2000 and extended in January 2001. The Company elaborated that it had completed, as of early July 2001, the repurchase of the full 787,869

                               Page 7 of 9 Pages
shares authorized under the January 2001 extension, at an aggregate purchase price of $1,907,660, or $2.42 per share, leaving 7,090,824 shares of its common stock currently outstanding.

         As has been the case with all authorizations under the repurchase program, share purchases will be made from time to time as market and business conditions warrant, in open market, negotiated or block transactions. All purchases are subject to the availability of shares at prices which are acceptable to the Company, and, accordingly, there is no guarantee as to the timing or number of shares to be repurchased.

         As of June 30, 2001, the Company's book value per share had increased to $4.29, compared to book value per share of $3.48 at December 31, 2000, reflective of the 2001 earnings and share repurchases described above.

         Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers entities, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and currency derivatives, emerging market debt products, cash deposits and other money market instruments, repurchase agreements, corporate bonds, U.S. government agency bonds and other fixed income securities. Tradesoft Technologies, Inc. (www.tradesoft.com), acquired by the Company in August 2000, is the Company's software and technology arm, specializing in the development and licensing of electronic trading platforms. Maxcor Financial Inc. is the Company's U.S. registered broker-dealer subsidiary, and Maxcor Financial Asset Management Inc. is the Company's SEC registered investment adviser subsidiary. The Company employs in excess of 500 persons and maintains principal offices in New York, London, and Tokyo.

Contact:   Maxcor Financial Group Inc., New York
           Investor Relations: Roger Schwed, (212) 748-7000


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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, the Company has identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe the Company's current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond the control of the Company. Actual results or performance could differ materially from that expected by the Company. Uncertainties include factors such as market and economic conditions, the success of technology development and deployment, the status of relationships with employees, clients, business partners and clearing firms, possible third-party litigations or other unanticipated contingencies, the actions of competitors, and government regulatory changes. Reference is made to the "Cautionary Statements" section of the Company's 2000 Annual Report on Form 10-K and to the Company's subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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                               Page 8 of 9 Pages

                           MAXCOR FINANCIAL GROUP INC.
                             Selected Financial Data

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                                                      For the Three     For the Three
                                                      Months Ended      Months Ended
                                                         June 30,          June 30,
                                                           2001              2000
                                                       (unaudited)       (unaudited)

Total revenue                                         $44,141,774        $36,228,004

Net income                                            $ 2,718,919(1)     $   307,872

Basic earnings per share                              $      0.36        $      0.04

Diluted earnings per share                            $      0.35        $      0.04

Weighted average common shares outstanding: basic       7,525,809          8,317,488

Weighted average common shares outstanding: diluted     7,781,977          8,317,488
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


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                                                       For the Six       For the Six
                                                      Months Ended      Months Ended
                                                         June 30,          June 30,
                                                           2001              2000
                                                       (unaudited)       (unaudited)

Total revenue                                         $ 89,833,350      $79,916,224(3)

Net income                                            $  5,063,201(2)   $ 2,571,207(4)

Basic earnings per share                              $       0.66      $      0.31

Diluted earnings per share                            $       0.66      $      0.30

Weighted average common shares outstanding: basic        7,675,032        8,327,463

Weighted average common shares outstanding: diluted      7,683,732        8,459,507
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

    (1) Includes non-recurring items aggregating to a net benefit of $568,000, comprised of a gain of $390,000 realized on the Company's sale of its 15% equity interest in the Tokyo-based company, Yagi Euro Nittan, and a gain of $222,000 related to the reduction of an occupancy-related accrual, offset in part by a charge of $44,000 associated with ongoing goodwill amortization from the Company's August 2000 acquisition of Tradesoft Technologies, Inc.

    (2) Includes non-recurring items aggregating to a net benefit of $523,000, comprised of the items described in footnote 1 above, plus an additional first quarter goodwill amortization charge related to Tradesoft of $44,000.

    (3) Includes net non-operating revenues of approximately $2.2 million associated with the Company's sale of a partial interest in its Tokyo operations.

    (4) Includes net after-tax non-recurring gain of approximately $1.5 million associated with the Company's restructuring activities, primarily the sale of a partial interest in its Tokyo operations.

                               Page 9 of 9 Pages